Exhibit 3.1

Execution

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Jinxin Technology Holding Company

(Adopted by special resolutions passed on September 26, 2018)

1.	The name of the Company is Jinxin Technology Holding Company.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may, from time to time decide.

GENERAL OBJECTS AND POWERS

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.	The authorized share capital of the Company is: US$50,000 consisting of 3,500,000,000 shares of a par value of US$0.00001428571428 each, of which: (i) 2,786,679,253 are designated as ordinary shares of a par value of US$0.00001428571428 each (the “Ordinary Shares”), (ii) 88,480,000 are designated as Series Seed preferred shares of a par value of US$0.00001428571428 each (the “Series Seed Preferred Shares”), (iii) 105,000,000 are designated as series Angel preferred shares of a par value of US$0.00001428571428 each (the “Series Angel Preferred Shares”), (iv) 61,600,000 are designated as series Pre-A preferred shares of a par value of US$0.00001428571428 each (the “Series Pre-A Preferred Shares”), (v) 186,666,662 are designated as Series A preferred shares of a par value of US$0.00001428571428 each (the “Series A Preferred Shares”), (vi) 77,777,784 are designated as series A+ preferred shares of a par value of US$0.00001428571428 each (the “Series A+ Preferred Shares”), (vii) 101,111,115 are designated as series B preferred shares of a par value of US$0.00001428571428 each (the “Series B Preferred Shares”), (viii) 92,685,186 are designated as series C preferred shares of a par value of US$0.00001428571428 each (the “Series C Preferred Shares”, together with the Series Seed Preferred Shares, Series Angel Preferred Shares, Series Pre-A Preferred Shares, Series A Preferred Shares, Series A+ Preferred Shares and Series B Preferred Shares, collectively the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Jinxin Technology Holding Company

(Adopted by a special resolution passed on September 26, 2018)

PRELIMINARY

The regulations in Table A in the Schedule to the Company Law (as defined below) do not apply to the Company.

1.	In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Approving Members	shall have the meaning set forth in Article 134.

Audit Committee	shall have the meaning set forth in Article 93.

Board	shall have the meaning set forth in Article 7.

BVI Company	means Namibox Technology Limited, a company organized and existing under the laws of the British Virgin Islands.

CBC	means China Broadband Capital Partners III, L.P.

Change of Control	shall have the meaning set forth in Article 134.

Companies Law or the Law	means the Companies Law (2013 Revision) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force.

Company	Jinxin Technology Holding Company

Compensation Committee	shall have the meaning set forth in Article 93.

Convertible Securities	shall have the meaning set forth in Article 39.

Conversion Price

means, (i) with respect to the Series Seed Preferred Shares, the Series Seed Conversion Price, (ii) with respect to the Series Angel Preferred Shares, the Series Angel Conversion Price, (iii) with respect to the Series Pre-A Preferred Shares, the Series Pre-A Conversion Price, (iv) with respect to the Series A Preferred Shares, the Series A Conversion Price, (v) with respect to the Series A+ Preferred Shares, the Series A+ Conversion Price, (vi) with respect to the Series B Preferred Shares, the Series B Conversion Price, and (vii) with respect to the Series C Preferred Shares, the Series C Conversion Price.

Director	means a director, including a sole director, for the time being of the Company and shall include an alternate director.

Domestic Co.	means 上海进馨网络科技有限公司, a limited liability company organized and existing under the laws of the PRC.

Drag Along Instructions	shall have the meaning set forth in Article 134.

Founder	means Xu Jin (徐进).

Group Companies	means the Company, the HK Co., the WFOE, the Domestic Co. and any of their subsidiaries, and each a “Group Company”.

HK Co.	means Namibox Limited, a company organized and existing under the laws of Hong Kong.

Investors	means Pearson and Wu Capital, or any of their respective successors, assignees or transferees, and each an “Investor”.

Liquidation Event	shall have the meaning set forth in Article 131.

Member	means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

New Shares	shall have the meaning set forth in Article 39.

Observers	shall have the meaning set forth in Article 66.

Ordinary Directors	shall have the meaning set forth in Article 66.

Ordinary Resolution	means a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	means ordinary shares with a par value of US$0.00001428571428 each in the capital of the Company.

Options	shall have the meaning set forth in Article 39.

person	means an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

Pearson	means Pearson Education Asia Limited

PRC Companies	means the WFOE and the Domestic Co.

Preferred Shares	means the Series Seed Preferred Shares, Series Angel Preferred Shares, Series Pre-A Preferred Shares, the Series A Preferred Shares, the Series A+ Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares of the Company.

Qualified IPO	shall have the meaning set forth in Article 36.

Redeeming Holder	shall have the meaning set forth in Article 43.

Redemption Date	shall have the meaning set forth in Article 43.

Redemption Price	shall have the meaning set forth in Article 42.

Redemption Start Date	shall have the meaning set forth in Article 42.

Register of Members	means the register of Members referred to in these Articles.

Registered Office

means the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may, from time to time decide.

resolution of Directors	(a)

a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a simple majority of the Directors present at the meeting who voted and did not abstain; or

	(b)	a resolution consented to in writing by all Directors or of all members of the committee, as the case may be.

Remaining Members	shall have the meaning set forth in Article 134.

Third Amended and Restated Restricted Share Agreements	means the Third Amended and Restated Restricted Share Agreements dated on the even date of these Articles by and among the Company, the BVI Company, the Founder, the Investors and other parties thereto respectively.

Securities	means shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A+ Conversion Price	shall have the meaning set forth in Article 35.

Series A+ Original Issue Date	means the date on which the first Series A+ Preferred Share was issued.

Series A+ Preferred Shares	means Series A+ Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series A+ Preferred Shareholders	shall have the meaning set forth in the Shareholders Agreement.

Series A+ Preferred Share Issue Price	means US$0.064285714 per Series A+ Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series A+ Preferred Share.

Series A+ Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series A+ Redemption Price	shall have the meaning set forth in Article 42.

Series A+ Share Purchase Agreement	means the series A+ preferred share purchase agreement made and entered into as of September 7, 2016 by and among the Company, the BVI Company, the Founder, Shunwei, CBC and other parties thereto.

Series A+ Transaction Documents	shall have the meaning set forth in the Series A+ Share Purchase Agreement.

Series A Conversion Price	shall have the meaning set forth in Article 35.

Series A Directors	shall have the meaning set forth in Article 66.

Series A Original Issue Date	means the date on which the first Series A Preferred Share was issued.

Series A Preferred Shares	means Series A Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series A Preferred Shareholders	shall have the meaning set forth in the Shareholders Agreement.

Series A Preferred Share Issue Price	means US$0.021428571 per Series A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series A Preferred Share.

Series A Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series A Redemption Price	shall have the meaning set forth in Article 42.

Series Angel Conversion Price	shall have the meaning set forth in Article 35.

Series Angel Preferred Share Issue Price

means US$0.004671429 per Series Angel Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Angel Preferred Share.

Series Angel Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series B Conversion Price	shall have the meaning set forth in Article 35.

Series B Original Issue Date	means the date on which the first Series B Preferred Share was issued.

Series B Preferred Shares	means Series B Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series B Preferred Shareholders	shall have the meaning set forth in the Shareholders Agreement.

Series B Preferred Share Issue Price	means US$0.108571429 per Series B Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series B Preferred Share.

Series B Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series B Redemption Price	shall have the meaning set forth in Article 42.

Series B Share Purchase Agreement	means the series B preferred share purchase agreement made and entered into as of December 2, 2016 by and among the Company, the BVI Company, the Founder, the Series B Preferred Shareholders and other parties thereto.

Series B Transaction Documents	shall have the meaning set forth in the Series B Share Purchase Agreement.

Series C Conversion Price	shall have the meaning set forth in Article 35.

Series C Original Issue Date	means the date on which the first Series C Preferred Share was issued.

Series C Preferred Shares	means Series C Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series C Preferred Share Issue Price

means US$0.161838161 per Series C Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series C Preferred Share.

Series C Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series C Redemption Price	shall have the meaning set forth in Article 42.

Series C Share Purchase Agreement	means the Series C Preferred Shares Purchase Agreement dated September 26, 2018, by and among the Company, the BVI Company, the Founder, the Investors and other parties thereto.

Series Pre-A Conversion Price	shall have the meaning set forth in Article 35.

Series Pre-A Preferred Shares	means Series Pre-A Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series Pre-A Preferred Shareholders	shall have the meaning set forth in the Shareholders Agreement.

Series Pre-A Preferred Share Issue Price	means US$0.017142857 per Series Pre-A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Pre-A Preferred Share.

Series Pre-A Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series Pre-A Redemption Price	shall have the meaning set forth in Article 42.

Series Seed Conversion Price	shall have the meaning set forth in Article 35.

Series Seed Preferred Shares	means Series Seed Preferred Shares with a par value of US$0.00001428571428 each in the capital of the Company.

Series Seed Preferred Share Issue Price	means US$0.000614286 per Series Seed Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series Seed Preferred Share.

Securities Act	shall have the meaning set forth in Article 36.

Share	means a share in the Company and includes a fraction of a share.

Shareholders Agreement	means the Shareholders Agreement dated on the even date of these Articles by and among the Company, the BVI Company, the Founder, the Investors and other parties thereto.

Shunwei	means Gifted Ventures II Limited.

Special Resolution

has the same meaning as in the Companies Law of the Cayman Islands (as amended and every statutory modification or re-enactment thereof for the time being in effect) and subject to Article 41 and includes an unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

the Memorandum	means the Fifth Amended and Restated Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	means any Seal which has been duly adopted as the Seal of the Company.

these Articles or Fifth Restated Articles	means the Fifth Amended and Restated Articles of Association as originally framed or as from time to time amended.

Transaction Documents	shall have the meaning in the Series C Share Purchase Agreement.

WFOE	means 上海米盒信息技术有限公司, a limited liability company organized and existing under the laws of the PRC, as the wholly owned subsidiary of the HK Co.

Wu Capital	means Wu Capital Limited.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by Members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article 8.2, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.	Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the Directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by a resolution of Directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of Directors.

11.	Shares in the Company may be issued for such amount of consideration as the Directors may from time to time by a resolution of Directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the Directors, except that the Directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of Members whose shares are to be purchased or redeemed.

18.	No purchase or redemption of shares out of capital shall be made unless the Directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.	Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a Member until the transferee’s name has been entered in the Register of Members.

22.	Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the Members, including without limitation the Shareholders Agreement and the Third Amended and Restated Restricted Share Agreements, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that the Directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the Directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.	If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued and outstanding shares of that class or series, which may be affected by such variation.

24.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.	The executor or administrator of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a Member until they have proceeded as set forth in the next following three regulations.

26.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the Directors may obtain appropriate legal advice. The Directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Directors. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt Member and the Directors shall treat it as such.

28.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.	Subject to the Law and Article 41, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law and Article 41, the Company may from time to time by an Ordinary Resolution alter the conditions of its Memorandum to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.	Subject to the Law and Article 41, the Company may from time to time by a Special Resolution reduce its share capital in any way or, subject to Article 133, alter any conditions of its Memorandum relating to share capital.

34.	Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.	Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

The conversion rate for Series C Preferred Shares shall be determined by dividing the Series C Preferred Share Issue Price by the applicable conversion price then in effect for the Series C Preferred Shares at the date of the conversion (the “Series C Conversion Price”). The initial Series C Conversion Price will be the Series C Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series B Preferred Shares shall be determined by dividing the Series B Preferred Share Issue Price by the applicable conversion price then in effect for the Series B Preferred Shares at the date of the conversion (the “Series B Conversion Price”). The initial Series B Conversion Price will be the Series B Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series A+ Preferred Shares shall be determined by dividing the Series A+ Preferred Share Issue Price by the applicable conversion price then in effect for the Series A+ Preferred Shares at the date of the conversion (the “Series A+ Conversion Price”). The initial Series A+ Conversion Price will be the Series A+ Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series A Preferred Shares shall be determined by dividing the Series A Preferred Share Issue Price by the applicable conversion price then in effect for the Series A Preferred Shares at the date of the conversion (the “Series A Conversion Price”). The initial Series A Conversion Price will be the Series A Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series Pre-A Preferred Shares shall be determined by dividing the Series Pre-A Preferred Share Issue Price by the applicable conversion price then in effect for the Series Pre-A Preferred Shares at the date of the conversion (the “Series Pre-A Conversion Price”). The initial Series Pre-A Conversion Price will be the Series Pre-A Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series Angel Preferred Shares shall be determined by dividing the Series Angel Preferred Share Issue Price by the applicable conversion price then in effect for the Series Angel Preferred Shares at the date of the conversion (the “Series Angel Conversion Price”). The initial Series Angel Conversion Price will be the Series Angel Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

The conversion rate for Series Seed Preferred Shares shall be determined by dividing the Series Seed Preferred Share Issue Price by the applicable conversion price then in effect for the Series Seed Preferred Shares at the date of the conversion (the “Series Seed Conversion Price”, together with the Series A Conversion Price, Series Pre-A Conversion Price and Series Angel Conversion Price, the “Conversion Price”). The initial Series Seed Conversion Price will be the Series Seed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below.

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Conversion Price (i) immediately upon the closing of a firm commitment underwritten public offering of the Ordinary Shares (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, with an offering price per share (net of underwriting commissions and expenses) that reflects the valuation of the Company immediately prior to such offering of at least US$375,000,000 and that results in gross proceeds to the Company of at least US$93,750,000, or in a public offering of the Ordinary Shares in the Hong Kong SAR or any other jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Board (which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director), so long as the offering price per share (net of underwriting commissions and expenses) satisfies the foregoing pre-offering valuation and gross proceeds requirements, in each case, unless such requirements are waived by the Board (which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director) (a “Qualified IPO”), (ii) with respect to the Series C Preferred Shares, upon the prior written approval of the holders of at least fifty percent (50%) of the then outstanding Series C Preferred Shares, provided that the Series C Preferred Shares held by Pearson shall not be converted into Ordinary Shares without the prior written approval of Pearson, (iii) with respect to the Series B Preferred Shares, upon the prior written approval of the holders of at least two thirds (2/3) of the then outstanding Series B Preferred Shares, (iv) with respect to the Series A+ Preferred Shares and Series A Preferred Shares, upon the prior written approval of the holders of at least two thirds (2/3) of the then outstanding Series A+ Preferred Shares and Series A Preferred Shares (calculated on a cumulative basis), (v) with respect to the Series Pre-A Preferred Shares, upon the prior written approval of the holders of at least fifty percent (50%) of the then outstanding Series Pre-A Preferred Shares, (vi) with respect to the Series Angel Preferred Shares, upon the prior written approval of the holders of at least fifty percent (50%) of the then outstanding Series Angel Preferred Shares, or (vii) with respect to the Series Seed Preferred Shares, upon the prior written approval of the holders of at least fifty percent (50%) of the then outstanding Series Seed Preferred Shares. In the event of the automatic conversion of the Preferred Shares upon a Qualified IPO as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such a Qualified IPO.

37.	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective and applicable Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, it/he/she shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which it/he/she shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any and shall update the Register of Members accordingly. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39.	(a)	Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Series C Original Issue Date” shall mean the date on which the first Series C Preferred Share was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares issued before the Series C Original Issue Date) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“New Shares” shall mean any equity securities (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Series C Original Issue Date, other than:

(A)	any Series C Preferred Shares issued under the Series C Share Purchase Agreement, as such agreement may be amended from time to time and any Ordinary Shares issued pursuant to the conversion thereof;

(B)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(C)	any securities issued upon exercise, conversion or exchange of any security or Options that were issued before the Series C Original Issue Date;

(D)	any Ordinary Shares (and/or options or warrants therefor) issues to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans as approved by the Board, which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director; or

(E)	any securities issued pursuant to a Qualified IPO.

(b)	No Adjustment to Conversion Price. No adjustment in the applicable Conversion Price shall be made in respect of the issuance of New Shares unless the consideration per share for the New Shares issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance.

(c)	Deemed Issuance of New Shares. In the event the Company at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be New Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that New Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such New Shares would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which New Shares are deemed to be issued:

(i)	no further adjustment to the applicable Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the New Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price immediately prior to the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuance of New Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Conversion Price upon Issuance of New Shares below the Applicable Conversion Price. In the event that the Company shall, from time to time after the Series C Original Issue Date, issue any New Shares (including those deemed to be issued pursuant to Article 39 (c)) at a subscription price per Ordinary Share (on an as-converted basis) less than any applicable Conversion Price in effect on the date of and immediately prior to such issuance, then as of the opening of business on the date of such issue or sale, the applicable Conversion Price for such Preferred Shares shall be reduced, concurrently with such issue, to a price (to the nearest one thousandth (1/1000) of a cent) determined by the following formula:

CP2 = CP1* (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the applicable Conversion Price for such Preferred Shares in effect immediately after such issuance of New Shares;

(ii)	“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance of New Shares;

(iii)	“A” shall mean the number of Ordinary Shares issued and outstanding immediately prior to such issuance of New Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, conversion or exchange of any rights, options and other convertible equity securities (including the Preferred Shares));

(iv)	“B” shall mean the number of Ordinary Shares that would have been issued if such New Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issuance by CP1); and

(v)	“C” shall mean the number of such New Shares issued in such transaction.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any New Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board (which shall always include the approval of both of the Series A Directors and Wu Capital Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)	in the event New Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such New Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board (which shall always include the approval of both of the Series A Directors and Wu Capital Director).

(ii)	Options and Convertible Securities. The consideration per share received by the Company for New Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the issued and outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the applicable Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the issued and outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one thousandth (1/1000) of a cent or to the nearest one hundredth (1/1000) of a share, as the case may be.

(ii)	The holders of at least twenty percent (20%) of the then issued and outstanding Preferred Shares (on an as-converted basis) shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)	No adjustment in the applicable Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.001. Any adjustment of less than US$0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.001 or more in such conversion price.

VOTING RIGHTS

40.	Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.	In addition to such other limitations as may be provided in the Memorandum and Articles, for so long as any Series C Preferred Shares, any Series B Preferred Shares, any Series A+ Preferred Shares and any Series A Preferred Shares are issued and outstanding, the following acts of the Group Companies, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, shall require the prior written approval of the Approving Members:

(a)	any repeal, amendment, modification or change of the memorandum or the articles or other similar constitutional documents of any Group Company;

(b)	any increase or decrease in the share capital of, or transfer of profits from, any Group Company;

(c)	any increase or decrease in the authorized shares of any Group Company;

(d)	any consolidation, joint operation, merger or amalgamation of any Group Company with any other entity;

(e)	the establishment of any branch, subsidiary or joint venture by any Group Company;

(f)	any material alteration or change in the business of any Group Company, entry into a new line of business, or exiting any Group Company’s existing line of business, in each case in a manner that is not contemplated in the duly approved Business Plan (as defined below);

(g)	any liquidation, dissolution or winding up of any Group Company;

(h)	any merger or consolidation of any Group Company in which its shareholders would not retain a majority of the voting power in the surviving entity, or any sale of all or substantially all of the assets of any Group Company or any exclusive license of all or substantially all of the intellectual property right of any Group Company to any third party;

(i)	any increase or decrease in the number of members of the Board for any Group Company, or any change to the composition of the members of the Board for any Group Company;

(j)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/ and the Series A Preferred Shares or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/ and the Series A Preferred being prejudiced;

(k)	any action that authorizes, creates or issues shares of any class or series, or other securities of whatever description, in the Company having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/ and the Series A Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise;

(l)	any action that reclassifies or converts any issued or outstanding shares of the Company into shares having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, the Series B Preferred Shares, Series A+ Preferred Shares or/and the Series A Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise;

(m)	any adoption or termination of, or any amendment or change to, the employee share option plan of the Company or any other equity incentive, share purchase or share participation schemes for the benefit of any employees, officers, directors, contractors, advisors or consultants of any Group Company, any issuance of awards under any of the foregoing, and any increase in the number of securities reserved for any such issuances;

(n)	any redemption or repurchase of shares, or retirement of any voting securities of any Group Company (other than pursuant to the terms and conditions on which such shares are redeemed or repurchased in accordance with the repurchase or redemption provisions in the articles of association of the Group Companies or in the Transaction Documents);

(o)	the declaration or payment of a dividend on any share or other securities of any Group Company;

(p)	any purchase or lease by any Group Company of any assets, individually or in the aggregate, valued in excess of US$100,000 or equivalent during any fiscal year;

(q)	the incurrence of any security interest, lien or other encumbrance on any assets of any Group Company;

(r)	any sale, transfer or disposal of any material asset or business of any Group Company not in the ordinary course of business;

(s)	any sale, transfer, license, pledge or other disposal of, or the incurrence of any encumbrance on, any technology or other intellectual property rights owned by any Group Company;

(t)	any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Companies (in one transaction or a series of related transactions) which is in excess of US$100,000 or equivalent;

(u)	the extension of any loan or advance to, or guarantee of any indebtedness of, any third party by any Group Company;

(v)	any transaction or any series transactions between (i) any of the Group Companies and (ii) any shareholder or the director, officer, employee or insider of the Group Companies;

(w)	approval or amendment of any business plan (including the annual business plan) and annual budget of any Group Company (the “Business Plan”);

(x)	any approval for, or amendment to, any investment proposal from any investor;

(y)	the appointment and removal of the auditor of any Group Company, or material change to any accounting policies of any Group Company;

(z)	the appointment and removal of, and the determination of the compensation for, the executive officers of any Group Company;

(aa)	making decisions relating to the conduct (including settlement) of any litigation claim or legal or arbitration proceedings involving a potential liability claim in excess of US$100,000 or equivalent to which any Group Company is a party; or

(bb)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions.

provided that, the following acts of the Group Companies, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, shall require the prior written approval of Pearson for so long as it has not transferred any Series C Preferred Shares purchased by it under the Series C Share Purchase Agreement:

(cc)	any repeal, amendment, modification or change of the memorandum or the articles or other similar constitutional documents of any Group Company in any way adversely affecting the rights Pearson;

(dd)	any increase in the share capital of, or in the authorized shares of, any Group Company unless in connection with an equity financing transaction which values the Company at no less than USD250 million;

(ee)	any decrease in the share capital or authorized shares of, or transfer of profits from, any Group Company;

(ff)	any consolidation, joint operation, merger or amalgamation of any Group Company with any other entity unless such transaction values the Company at no less than USD250 million;

(gg)	any liquidation, dissolution or winding up of any Group Company;

(hh)	any merger or consolidation of any Group Company in which its shareholders would not retain a majority of the voting power in the surviving entity, or any sale of all or substantially all of the assets of any Group Company or any exclusive license of all or substantially all of the intellectual property right of any Group Company to any third party, unless such transaction values the Company or the relevant properties at no less than USD250 million;

(ii)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of the Series C Preferred Shares or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Series C Preferred Shares being prejudiced;

(jj)	any action that authorizes, creates or issues shares of any class or series, or other securities of whatever description, in the Company having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise, unless in connection with an equity financing transaction which values the Company at no less than USD250million;

(kk)	any action that reclassifies or converts any issued or outstanding shares of the Company into shares having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise, unless in connection with an equity financing transaction which values the Company at no less than USD250 million;

(ll)	any redemption or repurchase of shares, or retirement of any voting securities of any Group Company (other than pursuant to the terms and conditions on which such shares are redeemed or repurchased in accordance with the repurchase or redemption provisions in the articles of association of the Group Companies or in the Transaction Documents);

(mm)	the declaration or payment of a dividend on any share or other securities of any Group Company, unless such declaration or payment is made pursuant to Article 107 of the Fifth Restated Articles;

provided, further, that, where a Special Resolution or an Ordinary Resolution, as the case may be, is required by applicable law to approve any of the matters listed above, and such matter has not received consent of the Approving Members, then the holders of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or Series A Preferred Shares who vote against the Special Resolution or the Ordinary Resolution, as the case may be, shall together carry the number of votes equal to the votes of all Members who voted for the resolution plus one.

REDEMPTION

42.	(a) Series C Redemption by the Company. Notwithstanding anything to the contrary herein, subject to applicable laws of the Cayman Islands, if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Transaction Documents, or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents (as defined in the Series C Share Purchase Agreement) is amended or terminated without the prior written consent of the Investors, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, (v) at any time after the fifth (5th) anniversary of the Closing (as defined in the Series C Share Purchase Agreement), or (vi) the Domestic Co. is not able to extend the term of any of the following agreements: (A) a copyright license agreement entered into by and between the Domestic Co. and Beijing Jing Shi Xun Fei Education Technology Co., Ltd. dated 25 April 2017; (B) a cooperation agreement entered into by and between the Domestic Co. and the People’s Education Digital Press Co., Ltd dated 1 September 2017; or (C) Flip new standard SDK third party platform (APP) access agreement entered into by and among the Domestic Co., Shanghai Qin Jing Network Technology Co., Ltd. and Foreign Language Teaching and Research Press Co., Ltd. dated 15 July 2017, or (vii) any Preferred Shareholder requests the Company to redeem all or part of its shares, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series C Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series C Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series C Preferred Shares held by such holder; and if so requested by other holders of the Series C Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series C Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series C Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series C Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with the Fifth Restated Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series C Original Issue Date based on the Series C Preferred Share Issue Price, or (ii) the fair market value of the Series C Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Investors and the Company (the “Series C Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series C Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series C Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Article 42(a) above upon the occurrence of any event as listed in Article 42(a) (i), (ii), (iii) and (vi), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series C Redemption Price to the redeeming holders of the Series C Preferred Shares. The redeeming holders of the Series C Preferred Shares are entitled to, at its sole discretion, claim the Series C Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series C Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series C Preferred Shares.

(b) Series B Redemption by the Company. At any time after the Series C Redemption Start Date and following the payment of the Series C Redemption Price in full to any and all holders of Redeeming Series C Preferred Shares in accordance with Article 42(a), subject to the applicable laws of the Cayman Islands and Article 42(f), if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Series B Transaction Documents, or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents is amended or terminated without the prior written consent of the Series B Preferred Shareholders, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, (v) at any time after the fifth (5th) anniversary of the Closing, or (vi) the Domestic Co. is not able to extend the term of any of the following agreements: (A) a copyright license agreement entered into by and between the Domestic Co. and Beijing Jing Shi Xun Fei Education Technology Co., Ltd. dated 25 April 2017; (B) a cooperation agreement entered into by and between the Domestic Co. and the People’s Education Digital Press Co., Ltd dated 1 September 2017; or (C) Flip new standard SDK third party platform (APP) access agreement entered into by and among the Domestic Co., Shanghai Qin Jing Network Technology Co., Ltd. and Foreign Language Teaching and Research Press Co., Ltd. dated 15 July 2017, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series B Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series B Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series B Preferred Shares held by such holder; and if so requested by other holders of the Series B Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series B Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series B Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series B Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with the Fifth Restated Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series B Original Issue Date based on the Series B Preferred Share Issue Price, or (ii) the fair market value of the Series B Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series B Preferred Shareholders and the Company (the “Series B Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series B Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series B Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Article 42(b) above upon the occurrence of any event as listed in Article 42(b)(i), (ii) and (vi), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series B Redemption Price to the redeeming holders of the Series B Preferred Shares. The redeeming holders of the Series B Preferred Shares are entitled to, at its sole discretion, claim the Series B Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series B Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series B Preferred Shares.

(c) Series A+ Redemption by the Company. At any time after the Series B Redemption Start Date and following the payment of the Series B Redemption Price in full to any and all holders of Redeeming Series B Preferred Shares in accordance with Article 42(b), subject to the applicable laws of the Cayman Islands and Article 42(f), if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Series A+ Transaction Documents, or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents is amended or terminated without the prior written consent of the Series A+ Preferred Shareholders, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, or (v) at any time after the fifth (5th) anniversary of the Closing, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series A+ Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series A+ Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series A+ Preferred Shares held by such holder; and if so requested by other holders of the Series A+ Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series A+ Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series A+ Preferred Share is redeemed shall be the greater of (i) one hundred percent (100%) of the Series A+ Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A+ Original Issue Date based on the Series A+ Preferred Share Issue Price, or (ii) the fair market value of the Series A+ Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series A+ Preferred Shareholders and the Company (the “Series A+ Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series A+ Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series A+ Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Article 42(c) above upon the occurrence of any event as listed in Article 42(c)(i) and (ii), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series A+ Redemption Price to the redeeming holders of the Series A+ Preferred Shares. The redeeming holders of the Series A+ Preferred Shares are entitled to, at its sole discretion, claim the Series A+ Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series A+ Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series A+ Preferred Shares.

(d) Series A Redemption by the Company. At any time after the Series A+ Redemption Start Date and following the payment of the Series A+ Redemption Price in full to any and all holders of Redeeming Series A+ Preferred Shares in accordance with Article 42 (c) (the “Series A Redemption Start Date”), subject to the applicable laws of the Cayman Islands and Article 42(f), and if so requested by any holder of the Series A Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series A Preferred Shares held by such holder; and if so requested by other holders of the Series A Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series A Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series A Preferred Share is redeemed shall be the greater of (i) one hundred percent (100%) of the Series A Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A Original Issue Date based on the Series A Preferred Share Issue Price, or (ii) the fair market value of the Series A Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series A Preferred Shareholders and the Company (the “Series A Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series A Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series A Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Article 42(d) above upon the occurrence of any event as listed in Article 42(d)(i) and (ii), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series A Redemption Price to the redeeming holders of the Series A Preferred Shares. The redeeming holders of the Series A Preferred Shares are entitled to, at its sole discretion, claim the Series A Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series A Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series A Preferred Shares.

(e) Series Pre-A Redemption by the Company. At any time after the Series A Redemption Start Date and following the payment of Series A Redemption Price in full to any and all holders of Redeeming Series A Preferred Shares in accordance with Article 42 (d) (the “Series Pre-A Redemption Start Date”, together with the Series C Redemption Start Date, the Series B Redemption Start Date, the Series A+ Redemption Start Date and the Series A Redemption Start Date, collectively the “Redemption Start Date”), subject to the applicable laws of the Cayman Islands and Article 42(f), and if so requested by any holder of the Series Pre-A Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series Pre-A Preferred Shares held by such holder; and if so requested by other holders of the Series Pre-A Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series Pre-A Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series Pre-A Preferred Share is redeemed shall be the greater of (i) one hundred percent (100%) of the Series Pre-A Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A Original Issue Date based on the Series Pre-A Preferred Share Issue Price , or (ii) the fair market value of the Series Pre-A Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series Pre-A Preferred Shareholders and the Company (the “Series Pre-A Redemption Price”, together with the Series C Redemption Price, Series B Redemption Price, Series A+ Redemption Price and the Series A Redemption Price, the “Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series Pre-A Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series Pre-A Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(f) Sequence of Redemption No Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Article 42(b), (c), (d) or (e) by the Company if any holder of the then outstanding Series C Preferred Shares requires the Company to redeem all or part of the outstanding Series C Preferred Shares held by such holder in accordance with Article 42(a) and until all or part of Series C Preferred Shares held by such Series C Preferred Shareholder have been fully redeemed. No Series A+ Preferred Shares, Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Article 42(c), (d) or (e) by the Company if any holder of the then outstanding Series B Preferred Shares requires the Company to redeem all or part of the outstanding Series B Preferred Shares held by such holder in accordance with Article 42(b) and until all or part of Series B Preferred Shares held by such Series B Preferred Shareholder have been fully redeemed. No Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Article 42(d) or (e) by the Company if any holder of the then outstanding Series A+ Preferred Shares requires the Company to redeem all or part of the outstanding Series A+ Preferred Shares held by such holder in accordance with Article 42(c) and until all or part of Series A+ Preferred Shares held by such Series A+ Preferred Shareholder have been fully redeemed. No Series Pre-A Preferred Shares shall be redeemed pursuant to Article 42(e) by the Company if any holder of the then outstanding Series A Preferred Shares requires the Company to redeem all or part of the outstanding Series A Preferred Shares held by such holder in accordance with Article 42(d) and until all or part of Series A Preferred Shares held by such Series A Preferred Shareholder have been fully redeemed.

43.	Notice. A notice of redemption by such holder of Preferred Shares (each an “Redeeming Holder” and, collectively, the “Redeeming Holders”) to be redeemed shall be given by hand or by mail to the Company at any time on or after the date falling thirty (30) days before the Redemption Start Date stating the date on or after the Redemption Start Date on which the applicable Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date thirty (30) days after such notice of redemption is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of applicable Preferred Shares stating the existence of such request, the applicable Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate Series C Redemption Price for all Series C Preferred Shares or Series B Redemption Price for all Series B Preferred Shares or Series A+ Redemption Price for all Series A+ Preferred Shares or Series A Redemption Price for all Series A Preferred Shares or Series Pre-A Redemption Price for all Series Pre-A Preferred Shares requested to be redeemed, (i) those assets or funds of the Company which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the Redeeming Holders would otherwise be respectively entitled thereon, and (ii) the Company shall execute and deliver to each Redeeming Holder a promissory note with a principal amount equal to the aggregate Series C Redemption Price or Series B Redemption Price or Series A+ Redemption Price or Series A Redemption Price or Series Pre-A Redemption Price, as applicable, due but not paid to such Redeeming Holder at an interest rate of fifteen percent (15%) per annum compounded annually, which principal and accrued interest shall be due and payable on the date that is twelve (12) months following the Redemption Date. Subject to Article 42(f), no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares and Series A Preferred Shares requested to be redeemed pursuant to this Article 43 and shall have paid all the Series C Redemption Price for such Series C Preferred Shares and all the Series B Redemption Price for such Series B Preferred Shares and all the Series A+ Redemption Price for such Series A+ Preferred Shares and all the Series A Redemption Price for such Series A Preferred Shares requested to be redeemed payable pursuant to this Article 43.

43A.	Surrender of Certificates. Before any holder of applicable Preferred Shares shall be entitled for redemption under the provisions of this Article 43A, such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the applicable Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43), a new certificate shall be promptly issued representing the unredeemed shares, provided that upon full payment of the principal and accrued interest under the promissory note pursuant to Article 43, any such new certificate representing the unredeemed shares shall be surrendered to the Company and cancelled. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the applicable Redemption Price thereof (including all accrued and unpaid dividend up to the relevant Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed and the applicable Redemption Price is actually made, in full, such Preferred Shares shall continue to be issued and outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate applicable Redemption Price for all issued and outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

43B.	Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

43C.	To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 43C.

MEETINGS AND CONSENTS OF MEMBERS

44.	The Directors may convene meetings of the Members at such times and in such manner and places within or outside the Cayman Islands as the Directors consider necessary or desirable.

45.	Upon the written request of Members holding ten percent (10%) or more of the outstanding voting shares in the Company, the Directors shall convene a meeting of Members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

46.	The Directors shall give not less than seven days notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting.

47.	The Directors may fix the date notice is given of a meeting of Members as the record date for determining those shares that are entitled to vote at the meeting.

48.	A meeting of Members may be called on short notice:

(a)	if Members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of shares where Members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all Members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

49.	The inadvertent failure of the Directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

50.	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

51.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52.	An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

(Name of Company)

I/We                    being a Member of the above Company with           shares                HEREBY APPOINT                  of           or failing him              of           to be my/our proxy to vote for me/us at the meeting of Members to be held on the               day of          and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this           day of

……….……………….

Member

53.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

54.	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

55.	No business shall be transacted at any meeting of Members unless a quorum is present. The quorum for a meeting of Members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of Members to be considered at the meeting, (ii) at least fifty percent (50%) of the then issued and outstanding Series C Preferred Shares and not less than two thirds (2/3) of the then issued and outstanding Series B Preferred Shares and the then issued and outstanding Series A+ Preferred Shares and the then issued and outstanding Series A Preferred Shares (voting together as a separate class and on an as-converted basis).

56.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum.

57.	At every meeting of Members, the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose someone of their number to be the Chairman. If the Members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

58.	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

59.	At any meeting of the Members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

60.	Any person other than an individual shall be regarded as one Member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such Member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member.

61.	Any person other than an individual which is a Member of the Company may by a resolution of Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual Member of the Company.

62.	The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

63.	Directors may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

64.	An action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Members.

DIRECTORS

65.	The first Directors shall be appointed by the subscriber to the Memorandum; and thereafter, the Directors shall be elected by the Members for such term as the Members determine.

66.	The Company shall be managed by a Board consisting of no more than Seven (7) Directors, which number of Directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

(a)	The holders of more than fifty percent (50%) of the outstanding Ordinary Shares shall be entitled to appoint four (4) directors (each an “Ordinary Director”);

(b)	CBC shall be entitled to appoint one (1) director (the “CBC Director”);

(c)	Shunwei shall be entitled to appoint one (1) director (the “Shunwei Director”, together with CBC Director, the “Series A Directors”);

(d)	Wu Capital shall be entitled to appoint one (1) director (the “Wu Capital Director”).

The holders of more than fifty percent (50%) of the issued and outstanding Ordinary Shares, CBC, Shunwei, and Wu Capital may remove such Director appointed by it, with or without cause and appoint a new Director in his place by notice in writing to the Company and the other Members.

Each of Rockbridge Angel Investments Limited and Pearson shall have the right, but not the obligation, to designate one representative respectively to attend meetings of the Board as an observer (the “Observer”), and the Company shall give each Observer copies of all notices, minutes, consents and other materials that the Company may provide to the Directors from time to time (whether before, during or after the meetings of the Board) in each case at the same time and in the same manner as and when the same are provided to the Directors, provided that such Observer agrees in writing to keep all information obtained in such observation process strictly confidential and not to use such information for any purpose other than reporting to the party by which such observer is designated.

67.	With respect to each election of Directors, each holder of voting securities of the Company shall vote at each meeting of Members, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the authorized size of the Board at no more than eight (8) Directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Article 66, and (iii) against any nominees not designated pursuant to Article 66. Any Director designated pursuant to Article 66 may be removed from the Board, either for or without cause, only upon the vote or written consent of the Member or Members then entitled to designate such Director pursuant to Article 66, and the Members agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Member or Members then entitled to designate any individual to be elected as a Director shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Member agrees to cooperate with such Member in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the Members (and given written consents in lieu thereof) in support of the foregoing.

68.	A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

69.	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors;

(b)	the date on which each person whose name is entered in the register was appointed as a Director; and

(c)	the date on which each person named as a Director ceased to be a Director.

70.	A copy of the register of Directors shall be kept at the Registered Office of the Company.

71.	With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

72.	A Director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

73.	The business and affairs of the Company shall be managed by the Directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the Members, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of Members; but no requirement made by a resolution of Members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the Directors which would have been valid if such requirement had not been made.

74.	The Directors may, by a resolution of Directors, appoint any person, including a person who is a Director, to be an officer or agent of the Company. The resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

75.	Every officer or agent of the Company has such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of Directors under the Law.

76.	Any Director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

77.	The continuing Directors may act notwithstanding any vacancy in their body.

78.	The Directors may by a resolution of Directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by a resolution of Directors.

80.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

81.	The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

82.	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the Directors may determine to be necessary or desirable; provided that the Board shall meet at least every three (3) months.

83.	A Director shall be deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

84.	A Director and an Observer shall be given not less than forty-eight (48) hours’ notice of meetings of Directors along with the agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting, but a meeting of Directors held without forty-eight (48) hours’ notice having been given to all Directors shall be valid if (i) all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a Director at a meeting shall constitute waiver on his part; and (ii) advanced notice of the meeting has been given to all Observers. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

85.	A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.

86.	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than a majority of the total number of Directors, which Directors in each case shall include both of the Series A Directors and Wu Capital Director. Each of director shall have one (1) vote; provide, however, if only three (3) Ordinary Directors (including the Chairman) are elected to the Board and the other one (1) Ordinary Director seat is vacant, the Chairman shall have two (2) votes at any Board meeting. The Directors shall elect a Chairman of the Board. For the avoidance of doubt, a Chairman of the Board shall not have a second or casting vote.

87.	At every meeting of the Directors the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting the Directors present shall choose someone of their number to be Chairman of the meeting.

88.	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all Directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Directors.

89.	The Directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of Directors, Members, committees of Directors, committees of officers and committees of Members;

(b)	copies of all resolutions consented to by Directors, Members, committees of Directors, committees of officers and committees of Members; and

(c)	such other accounts and records as the Directors by a resolution of Directors consider necessary or desirable in order to reflect the financial position of the Company.

90.	The books, records and minutes shall be kept at the Registered Office of the Company, its principal place of business or at such other place as the Directors determine.

91.	The Directors may, by a resolution of Directors, designate one or more committees. Each committee of Directors has such powers and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the resolution of Directors establishing the committee, except that no committee has any power or authority to appoint Directors or fix their emoluments, or to appoint officers or agents of the Company.

92.	The meetings and proceedings of each committee of Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

93.	The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) at the time determined by the Board, which Directors in each case shall include both of the Series A Directors and Wu Capital Director. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Company’s annual compensation and bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

94.	The Company may by a resolution of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board (the “Chairman”), a Vice Chairman of the Board (the “Vice Chairman”), a President (the “President”) and one or more Vice Presidents (the “Vice Presidents”), secretaries and financial controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

95.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by a resolution of Directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

96.	The emoluments of all officers of the Company shall be fixed by a resolution of Directors, with the approval of both of the Series A Directors and Wu Capital Director. The Company shall reimburse the Directors for all reasonable out-of-pocket expenses (travel and lodging) incurred in connection with attending any meetings of the Board and any committee thereof.

97.	Subject to compliance with Article 94, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by a resolution of Directors. Any vacancy occurring in any office of the Company may be filled by a resolution of Directors.

CONFLICT OF INTERESTS

98.	No agreement or transaction between the Company and one or more of its Directors or any person in which any Director has a financial interest or to whom any Director is related, including as a Director of that other person, is void or voidable for this reason only or by reason only that the Director is present at the meeting of Directors or at the meeting of the committee of Directors that approves the agreement or transaction or that the vote or consent of the Director is counted for that purpose if the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other Directors.

99.	A Director who has an interest in any particular business to be considered at a meeting of Directors or Members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

100.	Subject to the limitations hereinafter provided and to all applicable laws and under any Indemnification Agreement, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

101.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

102.	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

103.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

104.	If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

105.	The Company may purchase and maintain insurance in relation to any person who is or was a Director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a Director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

106.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by a resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a Director or any other person so authorized from time to time by a resolution of Directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

107.	Subject to the provisions of the Statute, the Fifth Restated Articles, dividends and other distributions on the issued and outstanding shares of the Company shall be payable only when, as and if declared unanimously by the Board, out of the funds of the Company legally available therefor. Each holder of Series C Preferred Shares shall be entitled to receive non-cumulative dividends from the Series C Original Issue Date, when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on the Series B Preferred Shares, Series A+ Preferred Shares, the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares issued by the Company, and shall participate in any subsequent distribution among the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares and all other classes or series of shares issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series C Preferred Shares (calculated on an as-converted basis). After any dividends or other distributions in like amount have been paid in full on the Series C Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive non-cumulative dividends from the Series B Original Issue Date, when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on the Series A+ Preferred Shares, the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares issued by the Company, and shall participate in any subsequent distribution among the Series A+ Preferred Shares, the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares and all other classes or series of shares issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series B Preferred Shares (calculated on an as-converted basis). After any dividends or other distributions in like amount have been paid in full on the Series B Preferred Shares (calculated on an as-converted basis), each holder of Series A+ Preferred Shares shall be entitled to receive non-cumulative dividends from the Series A+ Original Issue Date, when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares (other than the Series C Preferred Shares) issued by the Company, and shall participate in any subsequent distribution among the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares and all other classes or series of shares (other than the Series C Preferred Shares and the Series B Preferred Shares) issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series A+ Preferred Shares (calculated on an as-converted basis). After any dividends or other distributions in like amount have been paid in full on the Series A+ Preferred Shares (calculated on an as-converted basis), each holder of Series A Preferred Shares shall be entitled to receive non-cumulative dividends from the Series A Original Issue Date, when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on the Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares (other than the Series C Preferred Shares, the Series B Preferred Shares and Series A+ Preferred Shares) issued by the Company, and shall participate in any subsequent distribution among the Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares and all other classes or series of shares (other than the Series C Preferred Shares, the Series B Preferred Shares and Series A+ Preferred Shares) issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series A Preferred Shares (calculated on an as-converted basis). After any dividends or other distributions in like amount have been paid in full on the Series A Preferred Shares (on an as-converted basis), each holder of Series Pre-A Preferred Shares shall be entitled to receive non-cumulative dividends from the Series A Original Issue Date, when, as and if declared by the Board, out of any assets at the time legally available therefor, in preference and priority to any declaration or payment of any dividends on Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares (other than the Series C Preferred Shares, the Series B Preferred Shares, Series A+ Preferred Shares and Series A Preferred Shares) issued by the Company, and shall participate in any subsequent distribution among the Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares and all other classes or series of shares (other than the Series C Preferred Shares, the Series B Preferred Shares, Series A+ Preferred Shares and Series A Preferred Shares) issued by the Company pro rata based on the number of Ordinary Shares held by such holder of Series Pre-A Preferred Shares (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Series C Preferred Shares, the Series B Preferred Shares (calculated on an as-converted basis), Series A+ Preferred Shares (on an as-converted basis) and the Series A Preferred Shares (calculated on an as-converted basis) and Series Pre-A Preferred Shares (calculated on an as-converted basis) and approved by the Board, the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares issued by the Company or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares issued by the Company or any warrants, rights, calls or Options exercisable or exchangeable for or convertible into any Ordinary Shares or any other class or series of shares issued by the Company, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

108.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of Directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the Directors shall have responsibility for establishing and recording in the resolution of Directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

109.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Directors may from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company.

110.	The Directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

111.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

112.	Notice of any dividend that may have been declared shall be given to each Member in manner hereinafter mentioned and all dividends unclaimed for three (3) years after having been declared may be forfeited by a resolution of Directors for the benefit of the Company.

113.	No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) of the vote in electing Directors.

114.	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

115.	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

116.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

117.	The Company shall prepare audited annual consolidated financial statements, unaudited consolidated quarterly financial statements and unaudited consolidated monthly financial statements, each in accordance with the U.S. generally accepted accounting principles or the international financial reporting standards, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118.	The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2015.

119.	The first auditors shall be appointed by a resolution of Directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Fifth Restated Articles.

120.	The auditors may be Members of the Company but no Director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

121.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the Directors, may be fixed by a resolution of Directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

122.	The auditors shall examine each profit and loss account and balance sheet required to be served on every Member or laid before a meeting of the Members and shall state in a written report whether or not

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

123.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.

124.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

125.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

126.	Any notice, information or written statement to be given by the Company to Members may be served in the case of Members holding registered shares in any way by which it can reasonably be expected to reach each Member or by mail addressed to each Member at the address shown in the share register.

127.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its Registered Office, or by leaving it with, or by sending it by registered mail to, the Registered Office of the Company.

128.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the Registered Office of the Company or that it was mailed in such time as to admit to its being delivered to the Registered Office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

129.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b) Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c) Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

130.	Subject to the provisions of the Memorandum and Article 41, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

131.	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or the consummation of a Liquidation Event (as defined below), the holders of the Series C Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding, an amount per Series C Preferred Share equal to one hundred percent (100%) of the Series C Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series C Original Issue Date based on the Series C Preferred Share Issue Price (the “Series C

Preferred Share Preference Amount”).

After the full Series C Preferred Share Preference Amount on all Series C Preferred Shares then issued and outstanding has been paid, the holders of the Series B Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series A+ Preferred Shares, Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding, an amount per Series B Preferred Share equal to one hundred percent (100%) of the Series B Preferred Share Issue Price, plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series B Original Issue Date based on the Series B Preferred Share Issue Price (the “Series B Preferred Share Preference Amount”).

After the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding has been paid, the holders of the Series A+ Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding (other than the Series B Preferred Shares), an amount per Series A+ Preferred Share equal to one hundred percent (100%) of the Series A+ Preferred Share Issue Price plus all accrued or declared but unpaid dividends thereon (the “Series A+ Preferred Share Preference Amount”).

After the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding and the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding has been paid, the holders of the Series A Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding (other than the Series B Preferred Share and Series A+ Preferred Shares), an amount per Series A Preferred Share equal to one hundred percent (100%) of the Series A Preferred Share Issue Price plus all accrued or declared but unpaid dividends thereon (the “Series A Preferred Share Preference Amount”).

After the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding, the the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding and the full Series A Preferred Share Preference Amount on all Series A Preferred Shares then issued and outstanding has been paid, the holders of the Series Pre-A Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding (other than the Series B Preferred Share, Series A+ Preferred Shares and the Series A Preferred Shares), an amount per Series Pre-A Preferred Share equal to one hundred percent (100%) of the Series Pre-A Preferred Share Issue Price plus all accrued or declared but unpaid dividends thereon (the “Series Pre-A Preferred Share Preference Amount”).

After the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding, the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding, the full Series A Preferred Share Preference Amount on all Series A Preferred Shares then issued and outstanding and the full Series Pre-A Preferred Share Preference Amount on all Series Pre-A Preferred Shares then issued and outstanding have been paid, the holders of the Series Angel Preferred Shares then issued and outstanding shall be entitled to receive, prior to any distribution to the holders of the Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding (other than the Series B Preferred Share, Series A+ Preferred Shares, the Series A Preferred Shares and Series Pre-A Preferred Shares), an amount per Series Angel Preferred Share equal to one hundred and fifty percent (150%) of the Series Angel Preferred Share Issue Price plus all accrued or declared but unpaid dividends thereon (the “Series Angel Preferred Share Preference Amount”).

After the full Series C Preferred Share Preference Amount on all Series C Preferred Shares then issued and outstanding, the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding, the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding, Series A Preferred Share Preference Amount on all Series A Preferred Shares then issued and outstanding, the full Series Pre-A Preferred Share Preference Amount on all Series Pre-A Preferred Shares then issued and outstanding and the full Series Angel Preferred Share Preference Amount on all Series Angel Preferred Shares then issued and outstanding have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the then issued and outstanding Preferred Shares (on an as-converted basis), together with the holders of the then issued and outstanding Ordinary Shares. If the Company has insufficient assets to permit payment of the Series C Preferred Share Preference Amount, in full to all holders of Series C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 131. If after the full Series C Preferred Share Preference Amount on all Series C Preferred Shares then issued and outstanding has been paid, the Company has insufficient assets to permit payment of the Series B Preferred Share Preference Amount, in full to all holders of Series B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series B Preferred Shares in proportion to the full Series B Preferred Share Preference Amount each such holder of Series B Preferred Shares would otherwise be entitled to receive under this Article 131. If after the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding has been paid, the Company has insufficient assets to permit payment of the Series A+ Preferred Share Preference Amount, in full to all holders of Series A+ Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A+ Preferred Shares in proportion to the full Series A+ Preferred Share Preference Amount each such holder of Series A+ Preferred Shares would otherwise be entitled to receive under this Article 131. If after the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding and the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding has been paid, the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount, in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Article 131. If after the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding, the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding and the full Series A Preferred Share Preference Amount on all Series A Preferred Shares then issued and outstanding have been paid, the Company has insufficient assets to permit payment of the Series Pre-A Preferred Share Preference Amount, in full to all holders of Series Pre-A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Pre-A Preferred Shares in proportion to the full Series Pre-A Preferred Share Preference Amount each such holder of Series Pre-A Preferred Shares would otherwise be entitled to receive under this Article 131. If after the full Series B Preferred Share Preference Amount on all Series B Preferred Shares then issued and outstanding, the full Series A+ Preferred Share Preference Amount on all Series A+ Preferred Shares then issued and outstanding, full Series A Preferred Share Preference Amount on all Series A Preferred Shares then issued and outstanding and the full Series Pre-A Preferred Share Preference Amount on all Series Pre-A Preferred Shares then issued and outstanding have been paid, the Company has insufficient assets to permit payment of the Series Angel Preferred Share Preference Amount, in full to all holders of Series Angel Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Angel Preferred Shares in proportion to the full Series Angel Preferred Share Preference Amount each such holder of Series Angel Preferred Shares would otherwise be entitled to receive under this Article 131.

The following events shall be deemed a liquidation, dissolution or winding up of the Company (each a “Liquidation Event”):

(i)	as applicable, any acquisition, sale of shares, change of control, merger, consolidation or other similar transaction involving the Company or any other Group Company in which the shareholders of the Company do not retain a majority of the voting power in the surviving entity or the parent of the surviving entity (except any transaction effected solely to change the Company’s domicile); or

(ii)	any sale, transfer or exclusive license by the Company or any other Group Company of all or substantially all the assets or intellectual property of the Company or such Group Company.

The provision of the first six paragraphs of Article 131 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 131 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 131 have been complied with, or (ii) cancel such transaction.

Notwithstanding any other provision of this Article 131, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, directors, officers, advisors or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or Series A Preferred Shares or Series Pre-A Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which Directors in each case shall include the approval of both of the Series A Directors and Wu Capital Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which Directors in each case shall include the approval of both of the Series A Directors and Wu Capital Director.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. Each holder of the Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares and Series A Preferred Shares shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 131, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

132.	The Company may by an Ordinary Resolution or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.	Subject to Article 41, the Company may from time to time, by a Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

DRAG ALONG RIGHTS

134.	So long as the Company has not consummated a Qualified IPO within sixty (60) months after the Closing, if (i) the Approving Members vote in favour of or otherwise consent in writing to sell or transfer all or substantially all of the shares or assets of the Company in any transaction or a series of transactions that would qualify as a Liquidation Event (a “Change of Control”) with the amount of gross proceeds derived therefrom of at least US$125,000,000, and (ii) if such transaction values the Company or the relevant assets or business of the Company at a valuation below USD300,000,000, it has been approved by Pearson (for so long as it has not transferred any Series C Preferred Shares purchased by it under the Series C Share Purchase Agreement), then the Company shall promptly notify each of the other Members of the Company (the “Remaining Members” and each a “Remaining Member”, including without limitation, each of the holders of Ordinary Shares and Preferred Shares who are not Approving Members) in writing of such vote, consent or agreement and the material terms and conditions of such Change of Control, whereupon each Remaining Member shall, in accordance with instructions received from the Company (the “Drag Along Instructions”), vote all of its voting securities of the Company in favour of, otherwise consent in writing to, or otherwise sell or transfer all of their shares in such Change of Control (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members (and if applicable, Pearson), provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ between the Ordinary Shares and the Preferred Shares (including without any limitation, in order to reflect any liquidation preference of the Preferred Shares and participation rights of the Preferred Shares). The “Approving Members” shall mean the all of (i) holders of at least two-thirds (2/3) of the then issued and outstanding Series A+ Preferred Shares and the outstanding Series A Preferred Shares voting together as a separate class on an as-converted basis; (ii) holders of at least two-thirds (2/3) of the then issued and outstanding Series B Preferred Shares voting as a separate class on an as-converted basis; and (iii) holders of at least fifty percent (50%)of the then issued and outstanding Series C Preferred Shares voting as a separate class on an as-converted basis.

135.	In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member), provided such Remaining Member fails to take necessary actions as required under the Drag Along Instructions, to: (i) vote all of the voting securities of such Remaining Member in favour of any such Change of Control; (ii) otherwise consent on such Remaining Member’s behalf to such Change of Control; (iii) sell all of such Remaining Member’s shares in such Change of Control, in accordance with the terms and conditions of this Section; and (iv) act as the Remaining Member’s attorney in fact in relation to any such Change of Control and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate.